Exhibit 10.10
EMPLOYMENT AGREEMENT ADDENDUM #3

This Addendum pertains to the Employment Agreement between Thomas H. Axelson ("Employee") and Left Behind Games Inc. ("LBG" or the "Company") as Chief Financial Officer. Employee and the Company are sometimes individually referred to herein as a "party" and collectively as the "parties."

The “Base Salary” as stated in the original agreement, shall be amended to include the following provisions:

a)	After Company achieves Initial Revenues: Salary of Seventy-Five Thousand US Dollars ($75,000.00 USD).

b)
After Company achieves $4 million in Annual Revenues: Salary of Ninety Thousand US Dollars ($90,000.00 USD), a Ten Thousand Dollar ($10,000.00) Bonus, and a One Thousand Dollar ($1,000.00) per month Expense Account to be spent at your discretion.

c)
After Company achieves $8 million in Annual Revenues: Salary of One Hundred Thousand US Dollars ($100,000.00 USD), a Twenty Thousand Dollar ($20,000.00) Bonus, and a Two Thousand Dollar ($2,000.00) per month Expense Account to be spent at your discretion.

d)
After Company achieves $12 million in Annual Revenues: Salary of One Hundred Twenty-Five Thousand US Dollars ($125,000.00 USD), a Thirty Thousand Dollar ($30,000.00) Bonus, and a Three Thousand Dollar ($3,000.00) per month Expense Account to be spent at your discretion.

e)
After Company achieves $16 million in Annual Revenues: Salary of One Hundred Fifty Thousand US Dollars ($150,000.00 USD), a Fifty Thousand Dollar ($50,000.00) Bonus, and a Five Thousand Dollar ($5,000.00) per month Expense Account to be spent at your discretion.

By signing below, the parties acknowledge they have read, understand and agree to this terms and conditions of this Addendum.

EMPLOYEE

/s/ Thomas H. Axelson	Feb 1, 2005

By: ______________________	__________
Thomas H. Axelson	Date

ACCEPTED:

LEFT BEHIND GAMES INC.
a Delaware corporation

/s/ Jeffrey S. Frichner	Feb 1, 2005

By:_______________________	__________
Jeffrey S. Frichner, President	Date